Exhibit 10.25

HALCÓN RESOURCES CORPORATION

AMENDED AND RESTATED

STOCK OWNERSHIP GUIDELINES POLICY

(Adopted February 25, 2015)

Purpose

The Board of Directors (the “Board”) of Halcón Resources Corporation (the “Company”) believes that it is in the best interest of the Company and its stockholders to assure the continued alliance of the financial interests of the Company’s executive officers and members of the Board (the “Directors”) with those of the Company’s stockholders.

Applicability

This Amended and Restated Stock Ownership Guidelines Policy (this “Policy”) applies to the Company’s Chief Executive Officer, President and any Executive Vice President (individually, an “Executive Officer” and collectively, the “Executive Officers”), and all of the Company’s Directors (the Executive Officers, together with such Directors, the “Participants”).  Once a person has become subject to this Policy, the person will remain subject to this Policy until he or she is no longer a Participant, as applicable.

Minimum Ownership Requirements

Participants are expected to own or have a beneficial interest in shares of common stock of the Company in accordance with the following schedule:

Leadership Position	Value of Shares
Director	3x annual cash retainer received for serving as a director (not including any amounts paid for committee service)
Chief Executive Officer	6x base salary
President	3x base salary
Executive Vice President	3x base salary

Satisfaction of Guidelines

Participants may satisfy their ownership guidelines with common stock in these categories:

1.                                      Shares owned directly.

2.                                      Shares owned indirectly, if the individual has an economic interest in the shares.  For this purpose, indirect ownership includes shares that would be beneficially owned and reported for purposes of the stock ownership table in the Company’s proxy statement (excluding shares subject to a right to acquire) and shares beneficially owned and reportable on Table 1 of Forms 3, 4 or 5 under the Securities Exchange Act of 1934, as amended.

3.                                      Shares held in benefit plans.

4.                                      Restricted stock, units or awards (vested and unvested).

Stock options are not counted toward meeting the guidelines.  Participants are required to achieve the applicable level of ownership within five (5) years of the date the Participant first becomes subject to these guidelines.

Valuation Methodology

The value of a Participant’s stock ownership requirement is based on his or her then current cash retainer or base salary, as applicable.  For purposes of calculating the value of shares owned, each share of stock shall have a deemed value equal to the greater of the price at acquisition or the current market value.  For purposes of calculating the value of unvested restricted shares the value shall be determined without giving effect to the restriction.

Retention Ratio

Until the applicable guideline is achieved, the Participant is required to retain (i) an amount equal to 50% of the net shares received as a result of the exercise of the Company’s stock options or (ii) an amount equal to 100% of the vesting of the Company’s restricted stock.  ‘Net shares’ are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and applicable withholding taxes.

Compliance

The Nominating and Corporate Governance Committee shall be responsible for monitoring the application of this Policy and has the discretion to recommend to the Board that it enforce the stock ownership guidelines on a case-by-case basis.

Exceptions

This Policy may be waived, at the discretion of the Board and upon recommendation of the Nominating and Corporate Governance Committee, for Directors joining the Board from government, academia, or similar professions.  This Policy may also be waived for Participants, at the discretion of the Board and upon recommendation of the Nominating and Corporate Governance Committee, if compliance would create hardship or prevent such Participant(s) from complying with a court order, as in the case of a divorce settlement or other special circumstances that exist as may be determined by the Board.

The Nominating and Corporate Governance Committee may recommend to the Board modifications of this Policy and the Board may make such modifications as it deems advisable, in its discretion.